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                                                                 EXHIBIT 10.1(Q)

                                   AMERICAN BUSINESS PRODUCTS, INC.
                                   POST OFFICE BOX 105684 ATLANTA, GEORGIA 30348
                                   (770) 953-8300             Fax (770) 952-2343



October 30, 1997




As Chairman of the Ad Hoc Committee, I met with Thomas R. Carmody on Wednesday, October 29, 1997 and offered him the position of Interim President and Chief Executive Officer of American Business Products, Inc. as authorized by the Board at the October 22 meeting. Terms and details as agreed upon at this meeting are summarized below.

Thomas R. Carmody agrees to accept the appointment for an interim period commencing November 7, 1997, until a new president and chief executive officer is hired. This appointment is terminable at will by either party.

Salary for this part-time appointment shall be as follows:

- $45,000 for the remainder of 1997. Such amount shall not be payable until on or after January 15, 1998.

- Effective January 1, 1998, the salary shall be $25,000 per month, prorated in the final month of the appointment based on the number of days Mr. Carmody fills the position of Interim President and CEO, divided by thirty
     (30).

- Mr. Carmody will be paid regular board fees as a director for the balance of 1997.




/s/ G. Harold Northrop                       /s/ Thomas R. Carmody
---------------------------------            ---------------------------
G. Harold Northrop                           Thomas R. Carmody
Chairman, Ad Hoc Committee